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Exhibit 10.45

ASSET PURCHASE AGREEMENT

Dated as of December 12, 2004

Between

ACCURAY INCORPORATED

and

AMERICAN SCIENCE AND ENGINEERING,  INC.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1.	Definitions		1
2.	Acquisition of Division Assets by Buyer		6
	2.1	Purchase and Sale of Assets	6
	2.2	Excluded Assets	7
	2.3	Assumption of Liabilities	7
	2.4	Liabilities Not Assumed; Agreements Terminated	8
	2.5	Purchase Price	8
	2.6	Purchase Price Adjustment	8
	2.7	Purchase Price Allocation	8
	2.8	The Closing	9
	2.9	Deliveries at the Closing	9
3.	Representations and Warranties of the Seller		9
	3.1	Organization of the Seller	10
	3.2	Authorization of Transaction	10
	3.3	Noncontravention	10
	3.4	Consents and Approvals	10
	3.5	Brokers' Fees	10
	3.6	Title to Acquired Assets; Sufficiency of Assets	10
	3.7	Legal and Other Compliance	11
	3.8	Employees and Employment Taxes	11
	3.9	Intellectual Property	11
	3.10	Contracts	15
	3.11	Litigation	15
	3.12	Environmental Laws and Regulations	16
	3.13	Permits	16
	3.14	Inventories	16
	3.15	Full Disclosure	16
4.	Representations and Warranties of the Buyer		17
	4.1	Organization of the Buyer	17
	4.2	Authority for Agreement	17
	4.3	Noncontravention	17
	4.4	Brokers' Fees	17
5.	Covenants		17
	5.1	General	17
	5.2	Notices and Consents	17
	5.3	Treatment of Division Assets	18
	5.4	Preservation of Division Assets	18
	5.5	Notice of Developments	18
6.	Additional Covenants		18
	6.1	Future Assurances	18
	6.2	Employees	18
	6.3	Product Warranty Performance	20
	6.4	Conduct of Business	20
	6.5	Books and Records	21

i

7.	Confidentiality and Non-Solicitation		21
	7.1	Confidentiality	21
	7.2	Non-Solicitation and Non-Hire	23
8.	Conditions to Obligations to Close		23
	8.1	Conditions to Obligations of the Buyer	23
	8.2	Conditions to Obligations of the Seller	25
9.	Indemnification		26
	9.1	Indemnity by Seller	26
	9.2	Indemnity by Buyer	26
	9.3	Matters Involving Third Parties	27
10.	Termination		27
	10.1	Termination of Agreement	27
	10.2	Effect of Termination	28
11.	Miscellaneous		28
	11.1	Press Releases and Public Announcements	28
	11.2	No Third Party Beneficiaries	28
	11.3	Entire Agreement	28
	11.4	Succession and Assignment	29
	11.5	Counterparts	29
	11.6	Headings	29
	11.7	Notices	29
	11.8	Governing Law	30
	11.9	Amendments and Waivers	30
	11.10	Severability	30
	11.11	Expenses	31
	11.12	Construction	31
	11.13	Incorporation of Exhibits and Schedules	31
	11.14	Specific Performance	31
	11.15	Waiver of Jury Trial	31
Exhibits
Exhibit A:	License Agreement
Exhibit B:	Supply Agreement
Exhibit C:	Buyer's Promissory Note
Exhibit D:	Bill of Sale and Instrument of Assumption
Exhibit E:	Assignment and Assumption of Lease
Schedules
Schedule 2.1(a):	Tangible Assets to be Sold (with valuations)
Schedule 2.1(c)(3):	Purchase Commitments
Schedule 2.2(g):	Excluded Assets
Schedule 2.3:	Liabilities to be Assumed by Buyer
Schedule 3.3:	Noncontravention
Schedule 3.4:	Consents and Approvals
Schedule 3.6:	Leased or Licensed Acquired Assets
Schedule 3.9:	Intellectual Property

ii

Schedule 3.9(r):	Source Code in Escrow
Schedule 3.10:	Contracts
Schedule 3.12:	Environmental
Schedule 3.13:	Permits
Schedule 6.2(a):	Employees to be Employed by Buyer
Schedule 6.2(b):	Employees to be Retained/Terminated by Seller
Schedule 6.2(c):	Transition Employees
Schedule 8.1(l)(1)
Schedule 8.1(l)(2A):
Schedule 8.1(l)(2B):

iii

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is entered into on December 12, 2004 (the "Effective Date"), by and between Accuray Incorporated, a California corporation (the "Buyer"), and American Science and Engineering, Inc., a Massachusetts corporation (the "Seller"). Buyer and Seller are collectively referred to herein as the "Parties."

        This Agreement contemplates a transaction in which Buyer will purchase certain of the assets (and assume certain of the liabilities) of the Seller in consideration of the Purchase Price (subject to certain purchase price adjustments described in §2.6 below). The assets to be purchased by Buyer all relate to the High Energy Systems ("HES") division of the Seller (the "Division Assets") located at 1383 Shorebird Way in Mountain View, California (the "HES Facility").

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1.    Definitions.

        "Acquired Assets" has the meaning set forth in §2.1.

        "Acquired Intellectual Property" means all Intellectual Property included in the Acquired Assets.

        "Action" means any claim, action, cause of action, suit, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person at any time, any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person (where, for purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise).

        "Agreement" has the meaning set forth in the preamble.

        "Assumed Liabilities" has the meaning set forth in §2.3.

        "Bill of Sale" has the meaning set forth in §2.8.

        "Business Day" means any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

        "Buyer" has the meaning set forth in the preamble.

        "Cash" means cash and cash equivalents (including marketable securities and short term investments).

        "Closing" has the meaning set forth in §2.7.

        "Closing Date" has the meaning set forth in §2.7.

        "Code" means the federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

        "Confidential Information" means any and all information concerning the Division Assets other than that information which is already generally or readily obtainable by the public or is publicly known or becomes publicly known through no fault of Buyer.

        "Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument, including without limitation any document or instrument evidencing or otherwise relating to any Debt but excluding the charter and by-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

        "Division Assets" has the meaning set forth in the preamble.

        "Division Documentation" means, collectively, all programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, technical documentation, contracts or materials that are related exclusively or principally in any manner to any Division Assets, whether in tangible or intangible form.

        "Enforceable" means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        "Environmental Laws" has the meaning set forth in §3.10.

        "Excluded Assets" has the meaning set forth in §2.2.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time, and consistently applied.

        "Governmental Authority" means any United States federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitration or mediation body.

        "Hazardous Substances" has the meaning set forth in §3.10.

        "Indemnified Party" has the meaning set forth in §9.3(a).

        "Indemnifying Party" has the meaning set forth in §9.3(a).

        "Instrument of Assumption" has the meaning set forth in §2.8.

        "Intellectual Property" means any and all worldwide industrial and intellectual property rights and all rights associated therewith relating to the business of the HES division, including any and all such rights associated with (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefore, (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, simulation tools and reports, hardware development tools, and all rights in prototypes and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, (iii) all Trademarks, (iv) all proprietary information, (v) any Contractual Obligations granting rights related to the foregoing used in the production of or existing in the Products, and (vi) any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

        "Inventory" or "Inventories" means all finished goods inventory of Products for sale to Buyer or Intraop, all work in process, raw materials, and all other materials and supplies held for use or consumption by Seller or Buyer in the production of such Products.

        "Knowledge" of a particular fact, circumstance, event or other matter will be deemed if (a) an individual is actually aware of such fact or other matter, or (b) a reasonably prudent individual in such individual's position could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting his or her duties (including e-mails sent to or by such individual). Seller will be deemed to have "knowledge" of a particular fact or other matter if any of the following employees has "knowledge" (as defined above) of such fact or other matter: [*], [*],[*],[*] and [*].

        "Leases" has the meaning set forth in §2.1(b).

        "Legal Requirement" means any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, judgment or

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

decree of any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

        "Letter of Credit" means a commercial or standby letter of credit issued by a bank or other financial institution reasonably satisfactory to Seller.

        "Liability" means any debt, liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), fine or penalty, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, commitment or undertaking of any kind whatsoever (whether written or oral, express or implied).

        "License Agreement" shall mean the License Agreement entered into by and between Buyer and Seller on the Closing Date in substantially the form attached hereto as Exhibit A.

        "Lien" means any mortgage, pledge, lien, security interest, charge, adverse or prior claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including without limitation a capital lease), transfer for the purpose of subjection to the payment of any Debt or other obligation, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not impair its use of the Division Assets as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

        "Losses" has the meaning set forth in §9.1.

        "Material Adverse Change" means any change reasonably likely to have a Material Adverse Effect.

        "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect in or on the Acquired Assets that, when considered either singly or in the aggregate would result in a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets, business, operations, or results of operations of the Division Assets.

        "Note" has the meaning set forth in §2.5.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "Party" and "Parties" have the meanings set forth in the preamble.

        "Permits" has the meaning set forth in §3.11.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

        "Products" means all (i) current products and services for sale to Buyer and Intraop that are produced, developed, marketed, licensed, sold, distributed, performed or commercially exploited by or on behalf of the Seller, and (ii) all products or services currently under development by the Seller, that relate exclusively to the Division Assets.

        "Purchase Price" means (i) the assumption of the Assumed Liabilities, (ii) the cash payable pursuant to §2.5 and (iii) the Buyer's Note.

        "Retained Liabilities" has the meaning set forth in §2.4.

        "Seller" has the meaning set forth in the preamble.

        "Seller Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of the Seller.

        "Supply Agreement" shall mean the Supply Agreement entered into by and between the Buyer and the Seller on the Closing Date in substantially the form attached hereto as Exhibit B.

        "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, inventory, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation, and manuals), and all other forms of technology, including improvements, modifications, derivatives or changes, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

        "Third Party Claim" has the meaning set forth in §9.3(a).

        "Third Party Intellectual Property Rights" means any Intellectual Property owned by a third party.

        "Trademarks" means any and all trademarks, trade names, service marks, trade dress, common law trademarks and logos, all trademark and service mark registrations and applications therefore, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

        2.    Acquisition of Division Assets by Buyer.

        2.1   Purchase and Sale of Assets. The Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and the Buyer agrees to purchase from the Seller at the Closing, subject to the exclusions contained in §2.2 and subject to and upon the other terms and conditions contained herein, all of Seller's right, title and interest in and to the following assets, properties and rights of the Seller free and clear of any Liens (collectively, the "Acquired Assets"), and no other properties or assets of the Seller:

          (a)   all tangible assets of the Seller located at the HES Facility and used or held for use in the production of the Products for sale to Buyer or Intraop (other than Inventory that have been disposed of in the Ordinary Course of Business prior to the Closing) and identified on Schedule 2.1(a), which shall be agreed to by the Buyer and Seller prior to Closing and attached hereto.

          (b)   all Intellectual Property described in Schedule 3.9;

          (c)   the Contractual Obligations relating to the Division Assets (the "Assigned Contracts") described below:

            (1)   The lease, dated as of June 24, 2003, by and between Shoreline Park, LLC and American Science & Engineering, Inc. for the premises located at 1383 Shorebird Way, Mountain View, California (the "HES Facility Lease");

            (2)   Quotation from American Science and Engineering, Inc. to Intraop Medical, Inc. dated December 5, 2003 and related Purchase Order from Intraop Medical, Inc. to American Science and Engineering, Inc. dated December 29, 2003 (together the "Intraop Agreement");

            (3)   The purchase commitments relating to any customer orders assumed by Buyer as set forth in Schedule 2.l(c)(3) (the "Purchase Commitments");

          (d)   all licenses, franchises, permits, agreements, waivers and authorizations issued by governmental authorities held or used by Seller primarily in connection with the Division Assets; and

          (e)   all Division Documentation.

        2.2   Excluded Assets. There shall be excluded from the Acquired Assets to be sold and transferred to Buyer hereunder, and, to the extent in existence on the Closing Date, the Seller shall retain all of the Seller's right, title and interest in and to the following assets, properties and rights of the Seller (collectively, the "Excluded Assets"):

          (a)   the consideration delivered to Seller by Buyer pursuant to this Agreement and all Cash, notes receivable and other securities;

          (b)   all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of the Seller that do not relate to the Acquired Assets;

          (c)   all rights in and with respect to the assets associated with all employee plans;

          (d)   all rights in and with respect to insurance policies, except for any proceeds of such insurance and claims therefor relating to the Acquired Assets;

          (e)   all corporate financial, computer and human resource systems not related exclusively to the Division Assets that are located at the HES Facility, used or held for use in the production of the Products for sale to Buyer or Intraop and identified on Schedule 2.1(a);

          (f)    all rights to the name American Science and Engineering; and

          (g)   all Intellectual Property and other assets described on Schedule 2.2(g).

        2.3   Assumption of Liabilities. At the Closing, Buyer will undertake, assume and agree to satisfy or perform when due only the following Liabilities of the Seller (the "Assumed Liabilities"):

          (a)   all Liabilities under the Assigned Contracts, but only to the extent that such Liabilities first accrued after the Closing for reasons other than any breach, violation or default by Seller of the terms of the Assigned Contracts; and

          (b)   those Liabilities identified on Schedule 2.3.

        2.4   Liabilities Not Assumed; Agreements Terminated. Except as expressly set forth elsewhere in this Agreement, the Buyer will not assume, perform or have any responsibility or liability for any Liabilities not specifically covered in §2.3 hereof (the "Retained Liabilities"), including any non-income taxes related to this transaction. Buyer and Seller also agree that the following contract shall be terminated and of no further in force and effect, and hereby release one another from any obligations thereunder, effective as of the Closing: Basic Purchase Agreement dated November 1, 2002 and all extensions thereto and all other understandings and agreements, whether written or oral, relating thereto. Buyer and Seller each hereby waive any notice period for such termination that may be provided for in such Basic Purchase Agreement.

        2.5   Purchase Price. The Buyer agrees to (i) assume the Assumed Liabilities, (ii) pay to the Seller at the Closing $5,500,000 in cash payable by wire transfer of immediately available funds in accordance with written instructions of the Seller given to the Buyer not less than two Business Days prior to the Closing Date and (iii) execute and deliver to Seller Buyer's Promissory Note (the "Note") in the principal amount of $2,800,000, of which $2,000,000 shall be secured by a Letter of Credit issued by Buyer's financial institution in the form of Exhibit C hereto.

        2.6   Purchase Price Adjustment.

          (a)   Schedule 2.1(a) shall include, on an itemized basis, a valuation of the tangible assets and inventory included therein, such valuation in accordance with GAAP to be agreed to by the Buyer and Seller prior to Closing. The aggregate amount of such values shall be referred to herein as the "Closing Asset Value."

          (b)   If the Closing Asset Value (as so finally agreed or determined) is less than $[*], the Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount by which $[*] exceeds the Closing Asset Value, such payment to be made by a set-off of such amount against and a corresponding reduction in the amount payable to Seller under the Note.

          (c)   In connection with the foregoing, prior to the Closing Date, Buyer will, with Seller's cooperation and participation, conduct a review of the HES inventory to be included in the Acquired Assets for obsolete and slow-moving items and will agree to an inventory reserve amount with respect thereto in accordance with GAAP and in conjunction with Buyer's and Seller's accountants. Seller shall have the option to exclude from the Acquired Assets and retain ownership of any inventory that is so determined to be obsolete or slow-moving.

        2.7   Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price among the Acquired Assets as follows: (i) $[*] to intangibles, (ii) $[*] to inventory, (iii) $[*] to fixed assets and (iv) $[*] to tangibles related to intangibles, each of which may be adjusted pursuant to a final audit by PricewaterhouseCoopers, and any such adjustment, if any,

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to the inventory will adjust such adjustments. Any subsequent adjustments to the Purchase Price will be reflected in the allocation referred to above in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. For internal accounting and all Tax purposes, Buyer and Seller agree to treat, account for and report the transactions contemplated hereby in a manner consistent with the allocation referred to above, and will not take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or in any matter relating to Taxes. Any purchase price adjustment pursuant to Section 2.6 above shall adjust the amount in inventory.

        2.8   The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray LLP in Boston, Massachusetts (or at such other place or by such other means), commencing at 10:00 a.m., Pacific Standard Time on January 10, 2005, or such later date after the satisfaction that all closing conditions have been met or waived or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be deemed to be effective as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

        2.9   Deliveries at the Closing. At the Closing, the Seller will execute and deliver to the Buyer (i) the various agreements, certificates, instruments, and documents referred to in §8.1 below, (ii) such other instruments of sale, transfer, conveyance and assignment (including, assignments of all Intellectual Property described in Schedule 3.9 duly executed on behalf of Seller by Seller's Chief Executive Officer and notarized, in a form acceptable for recording with the U.S. Copyright Office or the U.S. Patent and Trademark Office) as the Buyer and its counsel may reasonably request, (iii) a bill of sale in substantially the form attached hereto as Exhibit D (the "Bill of Sale") and (iv) a receipt for the payment of the Purchase Price, executed by a duly authorized officer of Seller. At the Closing, the Buyer will execute and deliver (i) the various agreements, certificates, instruments and documents referred to in §8.2 below, (ii) an instrument of assumption in substantially the form attached hereto as Exhibit D (the "Instrument of Assumption"), (iii) the cash portion of the Purchase Price by wire transfer to an account designated in writing by Seller to Buyer not less than two days prior to the Closing Date and (iv) the Buyer's Note and (v) the Buyer's Letter of Credit. In addition, at the Closing, the Seller will reasonably cooperate with Buyer's instructions regarding delivery of the Acquired Assets, including but not limited to Seller delivering any applicable Acquired Assets in electronic, intangible form.

        3.    Representations and Warranties of the Seller.    The Seller represents and warrants to the Buyer that the statements contained in this §3 are true and correct as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedules delivered by Seller to Buyer separately from this Agreement and dated as of the date hereof (the "Seller's Disclosure Letter"). The Seller's Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement.

        3.1   Organization of the Seller. The Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

        3.2   Authorization of Transaction. The Seller has the power and authority (including full corporate power and authority) to carry on the business related to the HES division as now conducted, to enter into and perform its obligations under this Agreement, the License Agreement, the Lease Assignment, the Supply Agreement and all other documents that Seller is to execute and deliver pursuant to this Agreement (the "Seller Agreements") and to execute and deliver the Seller Agreements. Seller has also taken all actions necessary to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder and thereunder. Upon the execution and delivery of the Seller Agreements, the Seller Agreements will be Enforceable against the Seller.

        3.3   Noncontravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of the Seller Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in §2 above), violate or will violate any (i) material Legal Requirement to which the Seller or any of its property is subject, (ii) any material contract, bond, mortgage, indenture, permit, franchise, letter of intent or memorandum of understanding to which Seller is a party or by which Seller is bound, or any contract by which any of the Acquired Assets are bound, including any Assigned Contracts or (iii) any provision of the charter or by-laws of the Seller, or (iv) cause forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property. Neither Seller's entering into this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement will result in the creation of any Lien on any of the Acquired Assets or give rise to, or trigger the application of, any rights of any third party that would come into effect upon the consummation of the transactions contemplated hereby.

        3.4   Consents and Approvals. Except as set forth on Schedule 3.4, the execution and delivery of the Seller Agreements by Seller do not, and the performance of the Seller Agreements by Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

        3.5   Brokers' Fees. The Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

        3.6   Title to Acquired Assets; Sufficiency of Assets.

          (a)   The Seller has good title to, and the power to sell or transfer to the Buyer, all of the Acquired Assets free and clear of any Liens.

          (b)   All tangible personal property included in the Acquired Assets is in good operating condition and repair, normal wear and tear excepted. Title to all of the Acquired Assets is freely transferable from Seller to Buyer free and clear of all Liens without obtaining the consent or approval of any person.

          (c)   Taking into account the services described in Section 6.2 below, and it being understood that this is not a guarantee of future technological or business success, the Acquired Assets constitute all tangible and intangible assets, computer software (including software programs, objects, modules, routines, algorithms and any other software code) in both source code and object code form, copyrightable works, inventions (whether or not patentable), trade secrets (including Seller's customer list), know-how, processes, designs, techniques, confidential business information (including Seller's customer list), and other proprietary information and technologies that are necessary to enable Buyer, following the date of this Agreement, to continue to produce, develop, market, license, sell, distribute, perform and otherwise commercially exploit the Products as currently done so by the Seller.

          (d)   Except as set forth on Schedule 3.6, none of the Acquired Assets is licensed or leased from any third party, and no lease payments, royalties, license fees or similar payments are due or payable (or may become due or payable) to any third party under any Contract affecting the Acquired Assets. None of the Acquired Assets is licensed to any third party.

        3.7   Legal and Other Compliance. The Seller is and has been in substantial compliance with all applicable Legal Requirements relating to the Division Assets, and no Action has been filed, commenced or, to the Knowledge of the Seller, threatened against it alleging any failure so to comply.

        3.8   Employees and Employment Taxes. With respect to the current HES division employees, Seller is not a party to or bound by any union contract and has not experienced any strike, grievances or any arbitration proceeding, claim of unfair labor practices filed or threatened to be filed or any other material labor difficulty. No organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to any HES division employees. Seller has withheld with respect to the HES division employees all federal and state income Taxes and other Taxes required to be withheld and paid such withheld amounts to the appropriate governmental body within the time period prescribed by law.

        3.9   Intellectual Property.

          (a)   The Seller (i) owns or has independently developed or acquired, or (ii) has the valid right or license to use all Intellectual Property. The Intellectual Property is sufficient for use in connection with the Division Assets as currently used and as currently proposed to be used by the Seller. The Seller owns and has good and exclusive title to each item of Seller Registered Intellectual Property, free and clear of any encumbrances. The right, license and interest of the Seller in and to all Third Party Intellectual Property Rights licensed by the Seller from a third party are free and clear of all encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).

          (b)   The Seller has not transferred ownership of any Intellectual Property to any third party, or knowingly permitted the Seller's rights in any

  Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Seller has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

          (c)   Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Seller's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Intellectual Property, or impair the right of the Seller or Buyer to use, possess, sell or license any Intellectual Property or portion thereof. Except as set forth on Schedule 3.9, after the Closing and subject only to the License Agreement, all Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

          (d)   To the Knowledge of the Seller, it (including any employee or former employee) has not interfered with, infringed upon, misappropriated, used without authorization, disclosed without authorization or otherwise come into conflict with any Intellectual Property rights of third parties in connection with the Division Assets. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, used without authorization, disclosed without authorization or otherwise come into conflict with any Intellectual Property Rights relating to the Division Assets. The Seller has not brought any action, suit or proceeding for infringement, misappropriation or breach of any Intellectual Property.

          (e)   Schedule 3.9 identifies the Acquired Intellectual Property and identifies each agreement or other permission which may relate to said Acquired Intellectual Property.

          (f)    Except as set forth on Schedule 3.9, none of the licenses or contracts listed in Schedule 3.9 grants any third party exclusive rights to or under any Intellectual Property or grants any third party the right to sublicense any Intellectual Property.

          (g)   Schedule 3.9 lists all Seller Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 3.9 identifies each trade name or unregistered Trademark used by the Seller exclusively in connection with the Division Assets.

          (h)   Each item of Seller Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Seller Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Seller Registered Intellectual Property and recording the Seller's ownership interests therein.

          (i)    Seller has secured from all of its current consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party's Intellectual Property in such contribution that the Seller does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Seller has obtained proprietary information and invention disclosure and assignment agreements from all current employees and consultants of the Seller.

          (j)    To the Knowledge of the Seller, no current employee, consultant or independent contractor of the Seller: (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

          (k)   To the Knowledge of the Seller, the employment of certain Seller employees in accordance with Section 6.2 herein or the use by the Seller of the services of any consultant or independent contractor will not subject the Buyer to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Buyer, whether such liability is based on contractual or other legal obligations to such third party.

          (l)    Except as set forth on Schedule 3.9, to the extent that any Intellectual Property that is or was Third Party Intellectual Property Right is incorporated into, integrated or bundled with, or used by the Seller in the development, manufacture or compilation of any of the Products, the Seller has a written agreement with such third party with respect thereto pursuant to which the Seller either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of such Intellectual Property by operation of law or by valid assignment, or (ii) has obtained perpetual, non terminable licenses (sufficient for the conduct of its business as currently conducted by the Seller and as currently proposed to be conducted by the Seller) to all such Third Party Intellectual Property Rights.

          (m)  All use, disclosure or appropriation of Confidential Information owned by the Seller by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between the Seller and such third party. All use, disclosure or appropriation of Confidential Information by the Seller not owned by the Seller has been pursuant to the terms of a written agreement between the Seller and the owner of such Confidential Information, or is otherwise lawful.

          (n)   No (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Intellectual Property.

          (o)   Schedule 3.9 lists all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") to the Knowledge of the Seller used by the Seller in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Seller).

          (p)   To the Knowledge of the Seller, the Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Intellectual Property or Products; (ii) distributed Open Source Materials in conjunction with any Intellectual Property or Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Seller with respect to any Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

          (q)   For all software used by the Seller in providing services, or in developing or making available any of the Products, the Seller has implemented any and all material security patches or upgrades that are generally available for that software.

          (r)   Neither the Seller nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Seller or any Person then acting on their behalf to any Person of any Seller Source Code. Schedule 3.9(r) identifies each agreement pursuant to which the Seller has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Seller Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Seller Source Code. "Seller Source Code" means, collectively, any software source code, any material portion or aspect of software source code or any material proprietary information or algorithm contained in any software source code or any related technical information, documents or notes of any Intellectual Property or Products.

          (s)   Seller has in effect a documented product quality system and such documentation is retained and is available internally at the Seller.

        3.10 Contracts. Schedule 3.10 lists the material Contractual Obligations to which the Seller is a party related to the Division Assets and by which the Acquired Assets may be bound or affected. Except as set forth therein, all Contracts identified on Schedule 3.10 other than those entered into with Buyer or its Affiliates (i) are in full force and effect and are Enforceable in accordance with their respective terms and to the Knowledge of the Seller, no breach or default has occurred thereunder and (ii) are assignable by Seller to Buyer without the consent of any other person. Seller is not, nor to Seller's knowledge is any other party, in material breach or default under any Seller Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or to Seller's knowledge, would reasonably be expected to, (i) result in a material violation or breach by Seller or, to Seller's knowledge, any other party of any of the provisions of any Seller Agreement, or (ii) to Seller's knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Seller Agreement, (B) the right to a rebate, chargeback, penalty or change in delivery schedule under any Seller Agreement, (C) the right to accelerate the maturity or performance of any obligation of Seller under any Seller Agreement, or (D) the right to cancel, terminate or modify any Seller Agreement. Seller has not received any written or oral notice or other communication regarding any actual or possible material violation or breach of, or default under, any Seller Agreement.

        3.11 Litigation. There are no Actions pending or, to the Seller's Knowledge, threatened against Seller in respect of the Division Assets or in any material way (i) affecting the Acquired Assets or Assumed Liabilities, (ii) that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or (iii) which involve a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Seller to exercise any Intellectual Property right. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator pending or binding against Seller in connection with the Acquired Assets or the Assumed Liabilities or relating to the transactions contemplated hereby. To Seller's knowledge, there is no reasonable basis for any person to assert a claim against Buyer or Seller based upon: (i) Seller's entering into this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement; or (ii) a claim of ownership of or rights in or to any of the Acquired Assets.

        3.12 Environmental Laws and Regulations. Except as set forth on Schedule 3.12, (a) the Seller, as it relates to the Division Assets and the HES Facility, is in compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment, such as industrial hygiene, disposal of Hazardous Substances (as defined below) and the environmental conditions on or under the HES Facility (collectively, "Environmental Laws; (b) during the time Seller has owned, leased or occupied the HES Facility, with respect to the Division Assets and the HES Facility, there have been no releases (except for releases in accordance with valid environmental permits) of any "Hazardous Substances" (which term shall mean collectively contaminants; pollutants, toxic, radioactive or hazardous waste, chemicals, substances, materials and constituents; petroleum and petroleum products; polychlorinated biphenyls; medical waste; infectious waste; asbestos; and urea formaldehyde) into the soil, surface water or ground water at the HES Facility, and no soil, air, surface water or ground water contamination exists at the HES Facility; and (c) Seller has not received written notice of, and, to the Knowledge of Seller, is not the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or noncompliance with any Environmental Law relating to the Division Assets and the HES Facility.

        3.13 Permits. Seller has all permits, authorizations, orders, registrations, certificates, approvals, consents and franchises ("Permits") necessary to own the Acquired Assets, and all such Permits are listed on Schedule 3.13. Except as set forth on Schedule 3.13, (i) all such Permits are transferable to Buyer and (ii) each such Permit is in full force and effect and Seller is in substantial compliance with material obligations thereunder.

        3.14 Inventories. All inventory developed, manufactured and shipped in connection with the Division Assets ("Inventory") is of good, usable and merchantable quality in all material respects. Since January 1, 2004, Seller has shipped Inventory to distributors only in the ordinary course of business in amounts that are consistent with past practice. As of such date, Seller had not shipped any other Inventory to distributors with respect to which Seller retained title (through an agency sales model or otherwise). Seller is not in possession of any Inventory not owned by Seller, including goods already sold.

        3.15 Full Disclosure. To the Knowledge of the Seller, the representations and warranties made by Seller under §3 of this Agreement (as qualified by Seller's Disclosure Schedules attached hereto) and the Seller's Agreements delivered by Seller to Buyer at the Closing Date do not omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they are made, not misleading.

        4.    Representations and Warranties of the Buyer.    The Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

        4.1   Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

        4.2   Authority for Agreement. The Buyer has the power and authority (including full corporate power and authority) to enter into and perform its obligations under this Agreement, the License Agreement, the Lease Assignment, the Supply Agreement, the Buyer's Note, the Buyer's Letter of Credit and all other documents that Buyer is to execute and deliver pursuant to this Agreement (the "Buyer Agreements") and to execute and deliver the Buyer's Agreements. The Buyer has also taken all actions necessary to authorize the consummation of the transactions contemplated herein and the performance of its obligations hereunder and thereunder. Upon the execution and delivery of the Buyer Agreements, the Buyer Agreements will be Enforceable against the Buyer.

        4.3   Noncontravention. Neither the execution and the delivery of the Buyer Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in §2 above), violate or will violate any Legal Requirement to which the Buyer is subject to or any provision of its certificate of incorporation or by-laws except such conflicts or violations as would not prevent or delay Buyer from consummating the transactions contemplated by this Agreement or affect the enforceability or performance of the Note, the License Agreement, the Lease Assignment, the Supply Agreement or the Instrument of Assumption.

        4.4   Brokers' Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

        5.    Covenants.    The Parties agree as follows:

        5.1   General. Prior to the Closing, each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).

        5.2   Notices and Consents. Prior to the Closing, each of the Parties will promptly give any notices to third parties, and will use its commercially reasonable efforts to promptly obtain any third party consents, that are necessary or desirable to transfer the Acquired Assets to the Buyer.

        5.3   Treatment of Division Assets. Prior to the Closing and except as contemplated by this Agreement, the Seller will not engage in any practice, take any action, or enter into any transaction with respect to the Division Assets outside the Ordinary Course of Business or without the prior written consent of the Buyer, with such consent not to be unreasonably withheld. Without limiting the generality of the foregoing, the Seller will use its best efforts to preserve for the benefit of Buyer the goodwill of the Seller's customers, suppliers and others having business relations with it relating to the Division Assets.

        5.4   Preservation of Division Assets. Prior to the Closing, the Seller will use its best efforts to keep the Division Assets and Acquired Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees relating to the Division Assets. Seller will use its best efforts to maintain the machinery and equipment included in the Acquired Assets in accordance with normal industry practice.

        5.5   Notice of Developments. Prior to the Closing, each Party will give prompt written notice to the other Party of any material development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5.5, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

        6.    Additional Covenants

        6.1   Future Assurances. At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist the Buyer in exercising all rights with respect thereto.

        6.2   Employees. The Parties agree as follows with respect to the employees currently engaged with the Division Assets:

          (a)   Commencing on the day following the Closing Date, Buyer shall employ those individuals identified on Schedule 6.2(a), and shall be responsible for any retention or similar bonuses or other payments and all other employment-related costs, expenditures and benefits with respect to these employees from and after the Closing Date.

          (b)   Following the Closing Date, Seller shall be responsible for continuing or terminating the employment of those individuals identified on Schedule 6.2(b).

          (c)   The individuals identified on Schedule 6.2(c) (the "Transition Employees") shall remain employees of Seller, but shall be seconded to Buyer, and under Buyer's supervision and control, for a period of 90 days after the Closing Date (the "Transition Period"). Buyer will reimburse Seller for the cost of all compensation, benefits and other employee expenses of the Transition

  Employees for the Transition Period, as well as any retention or similar bonuses of other payments to the Transition Employees, however, Seller shall be responsible for any severance or similar payments to any of the Transition Employees that may become payable following the Transition Period, to the extent such payments are not related to the actions or omissions of Buyer. Buyer may terminate the services of an Transition Employee within such 90-day period, however, in such event will remain responsible for the aforesaid costs, payments and benefits for any such Transition Employee for the full 90-day period.

          (d)   [*] and [*] will remain employees of Seller, however, Seller will make the services of [*] and [*] available to Buyer to assist with respect to business transition matters during the period of six months following the Closing Date. It is expect that [*] will spend 30% to 50% of [*] time, and [*] 50% of [*] time, in California during this period, with the expectation that during that period and time, they will be available for the purpose stated above. During this period, [*] and [*]'s travel costs to California (and elsewhere as directed by Buyer) and, on an as used basis, [*]'s employee costs and expenses will be paid for by Buyer, but Buyer will not pay for the employee costs and expenses of [*]. During this six-month period, Buyer shall provide each of these individuals with an office at either the current HES Facility site or Buyer's facility in Sunnyvale, CA, which is to be determined solely by Buyer.

          (e)   In order to assist and support Seller's performance of the contract entered into by and between ATK Thiokol Propulsion, a division of ATK Aerospace Company, Inc. and Seller, dated November 25, 2003 (the "Thiokol Agreement"), if any, following the Closing, Buyer agrees to provide Seller, as directed by and under the responsibility of Seller, with up to [*] employee-hours of employees of Buyer engaged with the Division Assets, as well as test cell time, for a period of 28 months following the Closing Date, the identification of such employees to be made by mutual agreement of the Seller and the Buyer, but not to exceed [*]% of the available normal work time of any individual key personnel or [*] hours in the aggregate, and the usage charge for such test cell usage to be at a normal arms' length rate.

          (f)    Seller shall provide Buyer with reasonable access to and the opportunity to meet and interview each of the individuals identified on Schedule 6.2(a) prior to and after the Closing Date for the purpose of negotiating offers of employment and preparing to operate the HES Facility after the Closing Date;

          (g)   If employees identified on Schedule 6.2(a) who provide key technical or operational services are not retained for employment by Buyer by the Closing Date, [*] and [*] will, during their term of service as described in Section 6.2(d) above, provide technical support to continue operations and train new employees to provide these same services.

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (h)   Buyer and Seller shall work together to develop and implement a communication and transition plan to carry out the matters described above in their mutual best interests.

        6.3   Product Warranty Performance. Buyer will perform, and Seller will reimburse Buyer for, the labor and parts cost of all work required to be performed under existing product warranties applicable to HES products sold by Seller to Buyer and shipped or placed in service prior to the Closing Date; provided, however, that Buyer's reimbursement obligations as set forth in the preceding sentence shall not exceed $[*] in the aggregate. Of that aggregate amount, an aggregate of $[*] shall be available and applicable solely with respect to wave guide failures and associated repairs and replacements, the costs of which reimbursable hereunder shall not exceed $[*] per product unit. Buyer shall provide Seller with prompt advance notice of any product performance or functionality issues that may lead to a claim for reimbursement hereunder, and shall permit Seller to participate in the direction, administration and performance of any product warranty work that has or may lead to a claim for reimbursement under this Section.

        6.4   Conduct of Business. Seller covenants and agrees that, between the signing of this Agreement and the Closing Date, it will:

          (a)   not sell, transfer, assign, convey, license, move, relocate or otherwise dispose of any of the Acquired Assets;

          (b)   conduct the HES Division in the ordinary course and consistent with its past practice (taking into account the sale of the Acquired Assets contemplated hereby) except for actions expressly permitted by this Agreement, and such further matters as may be consented to by Buyer in advance in writing;

          (c)   pay its debts, obligations and Taxes related to the HES Division and Acquired Assets when due and payable, and to preserve intact the HES Division, keep available the services of HES Division's present officers and key employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

          (d)   not amend, terminate or fail to renew agreements relating to the Acquired Assets;

          (e)   not waive or release any material right or claim relating to the Acquired Assets;

          (f)    not materially change any insurance coverage for or with respect to any Acquired Asset;

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

          (g)   not transfer any individual listed in Schedule 6.2(a), (b) and (c) and [*] and [*] to any other division or position of employment or consulting within Seller or any of Seller's Affiliates;

          (h)   not terminate the employment or contractual relationship of any individual listed in Schedule 6.2(a), (b) and (c) and [*] and [*] (except for good cause relating to job performance or material misconduct);

          (i)    not encourage or otherwise act to cause any of the individuals identified on Schedule 6.2(a) to not accept any offer of employment by Buyer;

          (j)    not change the base salaries or compensation of the Transition Employees and [*] and [*] without the prior written consent of Buyer;

          (k)   not make any improvements or changes to the HES facility;

          (l)    not encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material, and will use its best efforts to secure good and marketable title in Seller's name in and all of the Acquired Assets, free of all Liabilities and Liens and to cause the conditions to Closing set forth in § 8.1 to be fulfilled as promptly as possible; and

          (m)  not agree to do, or permit any Affiliate to do, any of the things described in the proceeding clauses 6.4(a) through 6.4(1).

        6.5   Books and Records. If, in order to properly prepare documents required to be filed with governmental authorities (including taxing authorities) or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Acquired Assets, the Assumed Liabilities and the HES Division, and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

        7.    Confidentiality and Non-Solicitation

        7.1    Confidentiality.

          (a)   Mutual Confidentiality. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, technology, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of a party to this Agreement are hereinafter referred to as "Confidential Information." A party who

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  owns and discloses its Confidential Information is referred to below as a "Disclosing Party" and a party who receives or is given access to a Disclosing Party's Confidential Information is referred to below as a "Receiving Party." Each party hereto agrees that all Confidential Information of another party that is disclosed to such party in the course of negotiating the transactions contemplated by this Agreement or conducting due diligence in connection herewith will be held in confidence and will not be used or disclosed by the Receiving Party except for the purposes relating to this Agreement for which such Confidential Information was disclosed, and will be promptly destroyed by the Receiving Party or returned to the Disclosing Party, upon the Disclosing Party's written request. No party's employees will be given access to Confidential Information of another party except on a "need to know" basis and such employees shall be informed of the need to keep such Confidential Information confidential. It is agreed that Confidential Information will not include information that: (i) was known to such Receiving Party before receipt of such information from the Disclosing Party; (ii) is or becomes generally known to the public through no breach of this Section or any act or omission on the part of the Receiving Party; (iii) is disclosed by a third party having the legal right to disclose such information with no obligation of confidence to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of any of the Disclosing Party's Confidential Information. Effective upon the Closing the foregoing provisions of this Section will terminate with respect to any obligation of Buyer to refrain from using or disclosing or to return to Seller any Confidential Information of Seller that relates to any of the Acquired Assets.

          (b)   Seller's Confidential Information. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Division Business or any of the Acquired Assets (collectively, "Seller's Confidential Information") will, be held by Seller in strict confidence and, at all times following the Closing, will not be used or disclosed by Seller to any third party and, upon Buyer's request, will be promptly destroyed by the Seller or delivered to Buyer; except that the Seller may use internally copies of business records solely to prepare and file tax returns and prepare Seller's financial statements. It is agreed that Sellers' Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller

        7.2    Non-Solicitation and Non-Hire.

          (a)   Seller covenants and agrees with Buyer that, at all times during the [*] following the date hereof, Seller shall not for its or any of its Affiliates' benefit directly or indirectly solicit, employ and induce or attempt to induce any individuals identified on Schedule 6.2(a) hired by Seller in accordance to §6.2(a), to terminate his or her employment with Buyer or any affiliate of Buyer or to take or accept employment with any other party.

          (b)   Buyer covenants and agrees with Seller that at no time during the two years following the date hereof, will it (or any of its Affiliates), directly or indirectly, employ or otherwise retain the services (whether as an employee, consultant, independent contractor, director, advisor or otherwise) of [*] or [*].

        8.    Conditions to Obligations to Close.

        8.1   Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)   No Material Adverse Change. From the signing of this Agreement to the Closing Date, there will have been no material adverse change in the Acquired Assets of Seller;

          (b)   Representations and Warranties. The representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made as of the Closing Date;

          (c)   Performance by Seller. The Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

          (d)   Consents. The Seller shall have procured all of the governmental approvals, consents or authorizations and material third party consents necessary to permit the assignment of all Assigned Contracts and the consummation by the Seller of the other transactions contemplated hereby;

          (e)   Absence of Litigation. No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) would be reasonably likely to have a Material Adverse Effect or affect adversely the right of the Buyer to own the

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  Acquired Assets, or to operate the Division Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (f)    Certificates. The Seller shall have delivered to the Buyer a certificate signed by a duly authorized officer of Seller to the effect that each of the conditions specified above in §8.1(a)-(e) are satisfied in all respects;

          (g)   Supply Agreement. Seller shall have executed and delivered the Supply Agreement as of the Closing Date;

          (h)   License Agreement. Seller shall have executed and delivered the License Agreement as of the Closing Date;

          (i)    Assignment of Lease. Seller shall have executed and delivered an Assignment and Assumption of Lease in the form attached as Exhibit E (the "Lease Assignment") (which shall include provisions for prepayments, accruals and security deposit) as of the Closing Date.

          (j)    Legal Opinion. Seller shall have furnished to Buyer an opinion of counsel to Seller in form and substance reasonably satisfactory to Buyer.

          (k)   Deliveries. Seller shall have executed and delivered the Bill of Sale, the Instrument of Assumption, instruments of assignment (in recordable form) for the Acquired Intellectual Property and all other documents and instruments reasonably requested by Buyer in order to transfer title to the Acquired Assets to Buyer in accordance with this Agreement;

          (l)    Employees.

            (1)   Each of the employees of Seller set forth on Schedule 8.1(1)(1) shall have accepted offers of employment with Buyer, and shall not have terminated or given notice to terminate employment with Buyer prior to the Closing Date.

            (2)   At least [*] of the employees of Seller set forth on each of Schedule 8.1(1)(2A) and Schedule 8.1(1)(2B) shall have accepted an offer of employment with Buyer, and shall not have terminated or given notice to terminate employment with Buyer prior to the Closing Date.

            (3)   At least [*] percent ([*]%) of the employees of Seller set forth on Schedule 6.2(a) and not set forth on Schedule 8.1(1)(1), Schedule 8.1(1)(2A) or Schedule 8.1(1)(2B) shall have accepted offers of employment with Buyer, and shall not have terminated or given notice to terminate employment with Buyer prior to the Closing Date.

[*] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

            (4)   Seller shall have retained or terminated the employment of the employees of Seller set forth on Schedule 6.2(b) prior to the Closing Date.

            (5)   This Section 8.1(l) is conditioned upon the Buyer making every commercially reasonable effort to attract and retain the employees listed on Schedule 6.2(a), including the offering of compensation packages which are substantially similar to those currently offered the same employees by the Seller, and in no instance with a decrease in base pay or benefits.

        The Buyer may waive any condition specified in this §8.1 in a writing signed by Buyer.

        8.2   Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)   Representations and Warranties. The representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made as of the Closing Date;

          (b)   Performance by Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

          (c)   Consents. The Buyer shall have procured all of the governmental approvals, consents or authorizations and third party consents necessary to permit it to complete the transactions contemplated hereby;

          (d)   Absence of Litigation. No Action shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (e)   Certificate. The Buyer shall have delivered to the Seller a certificate signed by a duly authorized officer of Buyer to the effect that each of the conditions specified above in §8.2(a)-(d) is satisfied in all respects;

          (f)    Supply Agreement. Buyer shall have executed and delivered the Supply Agreement as of the Closing Date;

          (g)   License Agreement. Buyer shall have executed and delivered the IP License Agreement as of the Closing Date;

          (h)   Lease Assignment. Buyer shall have executed and delivered the Lease Assignment;

          (i)    Legal Opinion. Buyer shall have furnished to Seller an opinion of counsel to Buyer in form and substance reasonably satisfactory to Seller.

          (j)    All Necessary Actions. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

        The Seller may waive any condition specified in this § 8.2 in a writing signed by Seller.

        9.    Indemnification.

        9.1   Indemnity by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its directors, officers and Affiliates against and in respect of all damages, losses, fines, penalties, expenses, fees, costs and amounts paid in settlement including, without limitation, reasonable legal fees and expenses, other professionals' and experts' fees and court or arbitration costs (collectively, "Losses") that arise out of or are related to (i) the operation of the Division Assets by Seller prior to the Closing, the Excluded Assets or the Retained Liabilities; (ii) any Liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby or any claims asserting that any transaction contemplated hereby constitutes a fraudulent conveyance or any claim of a similar nature or (iii) any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement or any certificate, document or instrument delivered by or on behalf of Seller pursuant to this Agreement.

        Buyer shall provide Seller written notice for any claim made in respect of the indemnification provided in this §9.1, whether or not arising out of a claim by a third party and Seller shall not be liable for such Loss to the extent arising out of Buyer's failure to provide notice.

        9.2   Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers and Affiliates against and in respect of all Losses that arise out of or are related to (i) the operation of the Division Assets by Buyer after the Closing, the Acquired Assets or the Assumed Liabilities or (ii) any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer pursuant to this Agreement

        The Seller shall provide the Buyer written notice for any claim made in respect of the indemnification provided in this §9.2, whether or not arising out of a claim by a third party and Buyer shall not be liable for such Loss to the extent arising out of Seller's failure to provide notice.

        9.3   Matters Involving Third Parties.

          (a)   If any third party shall notify either Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this §9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b)   The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c)   So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §9.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

        10.    Termination.

        10.1 Termination of Agreement. Either of the Parties may terminate this Agreement as provided below:

          (a)   the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b)   the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and, if curable, the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 25, 2005, by reason of the failure of any condition precedent under §8.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c)   the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and, if curable, the breach has continued without cure for a period of 10 days after the notice of breach or (ii) if the Closing shall not have occurred on or before January 25, 2005, by reason of the failure of any condition precedent under §8.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

        10.2 Effect of Termination. Each party's right of termination under §10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to §10.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this § 10.2, §11.8, §11.11, §11.12, §11.14, and §11.16; provided, however, that, if this Agreement is terminated because of a willful breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

        11.    Miscellaneous.

        11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law including, with respect to Seller, any necessary filings and disclosures under Form 8-K or other filings that may be required under the Securities Exchange Act of 1934, as amended.

        11.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, term sheets, letter agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, but no such assignment shall relieve Buyer of any of its obligations hereunder.

        11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery by recognized overnight courier service for delivery on the next Business Day and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

        If to Seller:

    American Science and Engineering, Inc.
    829 Middlesex Turnpike

    Billerica, MA 01821
    Phone: (978) 262-8700
    Fax No.: (978) 262-8804
    Attention: Ken Galaznik

        Copy to:

    Ropes & Gray LLP
    One International Place
    Boston, Massachusetts 02110
    Phone: (617) 951-7000
    Fax: (617) 951-7050
    Attention: David B. Walek, Esq.

        If to Buyer:

    Accuray Incorporated
    1310 Chesapeake Terrace
    Sunnyvale, CA 94089
    Phone: (408) 716-4600
    Fax: (408) 716-4601
    Attention: Euan S. Thomson, Ph.D.

        Copy to:

    Fenwick & West LLP
    Silicon Valley Center
    801 California Street
    Mountain View, CA 94041
    Attention: William R. Schreiber, Esq.
    Fax Number: (650) 938-5200

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

        11.8 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

        11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The rights and remedies of the Parties are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter at law, in equity, by statute or otherwise.

        11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.11 Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        11.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

        11.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Asset Purchase Agreement

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

ACCURAY INCORPORATED
By:	/s/ E.S. THOMSON

Name: E.S. Thomson
Title: President & CEO
AMERICAN SCIENCE AND ENGINEERING, INC.
By:	/s/ ANTHONY R. FABIANO

Name: Anthony R. Fabiano
Title: President & CEO

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ASSET PURCHASE AGREEMENT Dated as of December 12, 2004 Between ACCURAY INCORPORATED and AMERICAN SCIENCE AND ENGINEERING, INC.
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ASSET PURCHASE AGREEMENT